NEWS RELEASE

Coeur Appoints Jeane Hull to Board of Directors

Chicago, Illinois – July 19, 2022 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today announced the appointment of Jeane Hull to the Company’s Board of Directors and its Audit, Compensation and Leadership Development and Environmental, Health, Safety and Corporate Responsibility Committees effective July 19, 2022.

Ms. Hull has over 35 years of mining operational leadership and engineering experience, most notably holding the positions of Chief Operating Officer for Rio Tinto plc at the Kennecott Utah Copper Mine and Executive Vice President and Chief Technical Officer of Peabody Energy Corporation. She also has held numerous management engineering and operations positions with Rio Tinto and affiliates. Prior to joining Rio Tinto, she held positions with Mobil Mining and Minerals, and has additional engineering, environmental and regulatory affairs experience in the public and private sector. Ms. Hull is currently a director of Copper Mountain Mining Corporation, Trevali Mining Corporation, Epiroc AB, and Interfor Corporation and previously served on the boards of Pretium Resources Inc and Cloud Peak Energy Inc. A Registered Professional Engineer, Ms. Hull holds a Bachelor of Science (Civil Eng.) from South Dakota School of Mines and Technology and a Master of Business Administration degree from Nova Southeastern University. She serves on the University Advisory Board for South Dakota School of Mines and Technology.

“We are pleased to welcome Jeane to our Board of Directors,” said Robert E. Mellor, Coeur’s Chairman of the Board. “Her track record of success and deep industry experience will be invaluable to the Company as we near the completion of our transformational Rochester expansion project in Nevada and continue to pursue operational excellence throughout the portfolio. In addition, Jeane’s unique background in environmental and regulatory affairs will provide immeasurable support to Coeur’s efforts to remain an industry ESG leader.”

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead development project in British Columbia and has interests in several precious metals exploration projects throughout North America.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com